Exhibit 99.2

BioDelivery Sciences Appoints Thomas W. D’Alonzo to Board of Directors

Former Glaxo U.S. President brings significant drug commercialization and public company experience to BDSI

MORRISVILLE, N.C, USA, August 29, 2006 — BioDelivery Sciences International, Inc. (NASDAQ:BDSI), a specialty biopharmaceutical company focused on acute care products, including pain therapies, has appointed Thomas W. D’Alonzo to the company’s Board of Directors, effective today.

Dr. Mark A. Sirgo, BDSI’s President and CEO, said: “We are honored and grateful to have a pharmaceutical executive of Tom’s high caliber join our Board. In addition to his great wisdom and extensive background in the pharmaceutical industry, we are particularly pleased to add Tom’s proven experience in the commercialization and partnering process. As BDSI seeks to move its specialty pharmaceutical formulations forward through regulatory approval and to market, we believe that Tom’s familiarity with the process will contribute greatly to our efforts to achieve our corporate goals.”

Mr. D’Alonzo’s experience in the biopharmaceutical industry spans more than 30 years as a top-level pharmaceutical executive, and includes all major facets of pharmaceutical operations. From 1983-1993, Mr. D’Alonzo worked at Glaxo, Inc., the U.S. subsidiary of the former Glaxo Holdings P.L.C., rising to the position of President of Glaxo from 1988-1993. At Glaxo he served on its board of directors and presided over 4,400 employees, including an 1,800 person sales force in a company that generated $3 billion dollars in annual revenues.

From 1993 to 1996, Mr. D’Alonzo served as President and Chief Executive Officer of GenVec (NASDAQ:GNVC), Inc., a gene therapy biotechnology company. During his tenture at GenVec, two INDs were filed, Theragen, a separate gene therapy company, was acquired, and the company raised $20 million in funding. An attorney by training, Mr. D’Alonzo has also held corporate and general counsel positions at Hercules, Inc. and Adria Laboratories, Inc.

From 1996 to 1999, he served as President and Chief Operating Officer of Pharmaceutical Product Development, Inc (NASDAQ:PPDI), a multi-national clinical research organization. At PPDI, he oversaw 3,000 employees in a company that generated $300 million in revenues from analytical labs and phase I, II, III and IV trials.

In 1999, Mr. D’Alonzo received his Honorary Doctor of Pharmacy from Campbell University, Buies Creek, North Carolina and has since served as a board member of other pharmaceutical companies, which currently includes, Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP), Amarillo Biosciences, Inc. (OTC BB:AMAR), and Dara Biosciences, Inc.

The company announced that Mr. D’Alonzo would serve on both the Audit Committee and the Nominating and Corporate Governance Committee of BDSI’s board as an independent director.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. is a specialty pharmaceutical company that is focused on developing innovative products to treat acute conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop and commercialize clinically-significant new products using proven therapeutics. BDSI’s pain franchise currently consists of two products in development utilizing the company’s patented BEMA™ oral adhesive disc technology: BEMATM Fentanyl, a treatment for “breakthrough” cancer pain which is expected to complete its Phase III BEMA Fentanyl trials during the second half of 2006, and BEMATM LA, a second analgesic with a target indication of the treatment of moderate to severe pain, which is currently in Phase I trials and on which the company intends to initiate Phase III trials in the second half of 2006. The company is also working with both its BEMATM technology and its patented Bioral® nanocochleate technology on products targeted at other acute treatment opportunities such as insomnia, nausea and vomiting, and infections. More recently the company has reported the ability to deliver through its Bioral® technology certain specific siRNA therapeutics successful in certain animal models. The company’s headquarters are located in Morrisville, North Carolina and its principal laboratory is located in Newark, New Jersey. For more information please visit www.bdsinternational.com.

Forward-Looking Statements

Note: Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such statements may include, without limitation, statements with respect to the plans, objectives, expectations and intentions and other statements of BioDelivery Sciences International, Inc. and other parties, which statements are identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the results of scheduled or additional clinical trials and FDA or foreign regulatory review of the Company’s formulations and products may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). Peak sales estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such sales levels will be achieved, if at all.

Contact:

Investor Relations Group

James Carbonara/Andrea Raetzer (Investor Relations)

Janet Vasquez/Bill Douglass (Public Relations)

212-825-3210